Exhibit 10.3.1

APPLIED OPTOELECTRONICS, INC.

2000 INCENTIVE SHARE PLAN

STOCK OPTION AGREEMENT

(INCENTIVE AND NONQUALIFIED STOCK OPTIONS)

Pursuant to this Stock Option Agreement (the “Agreement”), having an effective date of the Grant Date (defined below), Applied Optoelectronics, Inc. (the “Company”) has granted you (the “Participant”) a Stock Option (“Option”) under its 2000 Incentive Share Plan, as amended (the “Plan”), to purchase the number of shares of the Company’s Common Stock at the exercise price indicated below. Undefined terms in this Agreement are defined in the Plan.

The details of your Option are as follows:

PARTICIPANT:

ADDRESS:

TOTAL OPTION SHARES:

PURCHASE PRICE PER SHARE:

GRANT DATE:

FIRST VESTING DATE:

EXPIRATION DATE:

TYPE OF STOCK OPTION:

(CHECK ONE)	☐	INCENTIVE STOCK OPTION
	☐	NONQUALIFIED STOCK OPTION

1.                                      GRANT OF OPTION. The Company hereby grants to you an option (the “Option”) to purchase the total number of shares of Common Stock set forth above at the Purchase Price Per Share set forth above (the “Purchase Price”), subject to all of the terms and conditions of this Agreement and the Plan. If designated as an Incentive Stock Option above, the Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  However, the Company shall have no liability in the event it is determined that such Option fails to qualify as such.  If this Option is designated as an Incentive Stock Option and all or any portion of this Option fails to qualify as such, the portion that fails to qualify as an Incentive Stock Option shall be treated as a Nonqualified Stock Option.

2.                                      EXERCISE PERIOD/VESTING SCHEDULE.

(a)                                 “Company Person” means the Company or a Subsidiary.  “Continuous Service” means that the applicable Participant’s service with a Company Person, whether as an employee, director or consultant, is not interrupted or terminated. Such Participant’s Continuous Service will not be deemed to have terminated merely because of a change in the capacity in which such Participant renders service to a Company Person as an employee, consultant or director or a change in the Company Person for which such Participant renders such service, provided that there is no interruption or termination of such Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant of a Subsidiary or a director will not constitute an interruption of Continuous Service.  The Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(b)                                 Provided that you continue to provide Continuous Service to any Company Person throughout the specified period, the Option shall vest and become exercisable as to portions of the shares as follows:              on the First Vesting Date, with the remainder vesting in equal portions of       shares each at the end of each of              periods (each such period, a “Vesting Period”) of the              period following the First Vesting Date (each such date, a “Vesting Date”).  Each Vesting Date shall be on the same day of the month as that of the First Vesting Date, or on the last day of the month in the case where said month is shorter than the day of the month of the First Vesting Date.  Subject to the limitations contained herein, your Option will vest as set forth herein, provided that vesting will cease upon the termination of your Continuous Service, and further provided that this vesting schedule is subject to Sections 4 and 7 hereof.

3.                                      NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your Option and the Purchase Price may be adjusted from time to time in accordance with the Plan.

4.                                      [CHANGE IN CONTROL.

(a)                                 If Participant is an employee (“Employee”), the Option hereby granted shall become immediately and fully exercisable, irrespective of the limitations set forth in Section 2 above, provided that the Employee has been in Continuous Employment since the Grant Date of said Option and as long as this Option has not already expired or been forfeited, upon the occurrence of both: (a) a Change in Control; and (b) termination of the Employee’s Employment on or after the date of a Change in Control either (i) by the Company for any reason other than for Cause, or (ii) by the Employee for Good Reason.

(b)                                 “Cause” shall mean cause as defined in any employment agreement between the Employee and the Company or any Subsidiary in effect at the time of the Employee’s termination of Employment or, in the absence of any such employment agreement, any of the following: (i) conviction of the Employee by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (ii) the Employee’s knowing failure or refusal to follow reasonable instructions of the Board or the Employee’s supervisor or reasonable policies, standards and regulations of the Company or any Subsidiary; (iii) the Employee’s continued failure or refusal to faithfully and diligently perform the usual, customary duties of his Employment with the Company or any Subsidiary; or (iv) the Employee’s conduct is detrimental to the reputation, character, business or standing of the Company or any Subsidiary.

(c)                                  “Good Reason” shall mean if, without the written consent of the Employee, (i) the Employee is assigned duties (or has his or her duties diminished in a fashion) materially inconsistent with his or her position, duties, responsibilities and status with the Company and its Subsidiaries as of the time of a Change in Control; (ii) the Company or any of its Subsidiaries materially reduces the aggregate compensation or incentive package of the Employee as in effect at the time of a Change in Control; (iii) the Company or any of its Subsidiaries reduces the benefit package for health and welfare benefit plans, pension and 401(k) plans of the Employee, as in effect at the time of the Change in Control, except for changes in the benefit package applicable to all employees of the Company or its Subsidiaries; or (iv) the Company takes any other action which materially and adversely changes the conditions or perquisites of the Employee’s Employment as in effect as of the time of the Change in Control (provided that no material or adverse change shall be deemed to have occurred solely on account of a change in the individual(s) in the office or on the board of directors to whom the Employee reports).  The Employee shall give notice of any termination of the Employee’s Employment for Good Reason due to any of the events described above by delivery of written notice thereof to the Company within 120 days after the first occurrence of the event giving rise to such Good Reason.

(d)                                 “Employment” shall mean employment with a Company Person.  “Continuous Employment” means Continuous Service as an employee of a Company Person.]

5.                                      METHOD OF PAYMENT. This Option may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by the payment in full of the Option Purchase Price. [Such payment shall be made: (a) in cash; (b) to the extent authorized by the Committee, by surrender of shares of Common Stock previously owned by the holder of the Option; (c) following an Initial Public Offering, through simultaneous sale through a broker of shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board; (d) through additional methods prescribed by the Committee; or (e) by a combination of any such methods as permitted by the Committee. Your subsequent transfer or disposition of any shares acquired upon exercise of an Option will be subject to any Federal and state laws then applicable.]

6.                                      WHOLE SHARES. You may exercise your Option only for whole shares of Common Stock.

7.                                      SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your Option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Committee has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Option must also comply with other applicable laws and regulations governing your Option, and you may not exercise your Option if the Committee determines that such exercise would not be in material compliance with such laws and regulations.

8.                                      TERM. The term of your Option commences on the Grant Date and expires upon the EARLIEST of the following:

(a)                                 three months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three month period your Option is not exercisable solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months after the termination of your Continuous Service;

(b)                                 twelve months after the termination of your Continuous Service due to your Disability;

(c)                                  twelve months after your death if you die either during your Continuous Service or within three months after your Continuous Service terminates;

(d)                                 the Expiration Date set forth in the schedule on the first page of this Agreement; or

(e)                                  upon a forfeiture of the Option pursuant to the Plan or this Agreement.

If your Option is an Incentive Stock Option, note that, to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires (1) that at all times beginning on the Grant Date and ending on the day three months before the date of your Option’s exercise, you must be an employee of a Company Person, except in the event of your death or Disability; and (2) you may generally not dispose of shares of the Common Stock issued upon exercise of your Option within two years after the Grant Date of this Option or within one year after such shares of Common Stock are transferred upon exercise of your Option.  The Company has provided for extended exercisability of your Option under certain circumstances for your benefit but there is no guarantee that your Option will necessarily be treated as an Incentive Stock Option if you exercise your Option more than three months after the date your employment terminates, except in the case of death or Disability, even if you continue to provide services to a Company Person as a consultant or director after your employment.

9.                                      EXERCISE.

(a)                                 As a condition to the exercise of the Option or any portion thereof, you or any other person entitled to exercise the Option shall enter into a written joinder to the Shareholder’s Agreement dated on or about                            , as it may be hereafter amended.  You may exercise the vested portion of your Option during its term by delivering a notice of exercise (in a form designated by the Company) together with the Purchase Price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then reasonably require, including a written joinder to the Shareholder’s Agreement as specified above.

(b)                                 By exercising your Option you agree that, as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising because of (1) the exercise of your Option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

(c)                                  If your Option is an Incentive Stock Option, by exercising your Option you agree that you will notify the Company in writing within 15 days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two years after the Grant Date of this Option or within one year after such shares of Common Stock are transferred upon exercise of your Option.

10.                               TRANSFERABILITY. Your Option is not transferable, except by will or by the laws of descent and distribution. If your Option is an Incentive Stock Option, it is exercisable during your life only by you. If it is a Nonqualified Stock Option, it is exercisable during your life only by you or your guardian or legal representative.

11.                               OPTION NOT A SERVICE CONTRACT. Your Option is not an employment or service contract, and nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or Continuous Service of a Company Person, or of any Company Person to continue your employment. In addition, nothing in your Option shall obligate any Company Person, its shareholders, boards of directors, officers or employees to continue any relationship that you might have as a director or consultant for any Company Person.

12.                               WITHHOLDING OBLIGATIONS.

(a)                                 At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or a Subsidiary, if any (but not in excess of the minimum withholding requirements), which arise in connection with your Option.

(b)                                 Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your Option a number of whole shares of Common Stock having a Fair Market Value, determined by the Committee as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your Option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your Option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your Option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)                                  You may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock.

13.                               FORFEITURE AND REPURCHASE OF OPTION SHARES

(a)                                 “Forfeiture Event” means a serious breach of conduct by a Participant (including, without limitation, any conduct prejudicial to or in conflict with any Company Person) or any activity of a Participant who is an Employee in competition with any of the businesses of any Company Person during a time period of nine (9) months after termination of Participant’s Service, or a termination of employment for Cause.  Said activity in competition includes activity during a time period of nine (9) months after termination of Participant’s Service in which the Employee (i) works, performs work for hire, consults, is self employed or otherwise employed, either directly or indirectly, in a business competing with or acting against any Company Person’s interest; or (ii) causes or solicits others to work, performs work for hire, consults, or be self employed or otherwise employed, either directly or indirectly, in a business competing with or acting against any Company Person’s interest.  The determination of whether a Forfeiture Event has occurred will be determined by the Committee in good faith and in its sole discretion.

(b)                                 Forfeiture.  If a Forfeiture Event occurs, the Committee may cancel any outstanding Award granted to such Participant, in whole or in part, whether or not vested.  Such cancellation will be effective as of the date specified by the Committee.  This Section 13(b) will have no application following a Change of Control.

(c)                                  Repurchase of Option Shares.  If a Forfeiture Event occurs, the Company shall have the absolute right to purchase all or any portion of the Option Shares owned by such Employee (the “Repurchase Shares”), by electing to purchase all or any portion of the Repurchase Shares any time during a time period of nine (9) months after the Forfeiture Event or termination of Participant’s Service, whichever is later, by giving written notice of such exercise to the Employee.  The purchase price per share of the Repurchase Shares shall be the Fair Market Value of such shares.  If the Company elects to purchase any or all of such Repurchase Shares, it shall be obligated to purchase, and the Employee shall be obligated to sell to the Company, such Repurchase Shares and said sale and purchase shall be closed within 30 days thereafter at the offices of the Company.  Such sale shall be effected by the Employee’s (or heirs’ or legal representatives’) delivery to the Company and/or other purchasing shareholders of a certificate or certificates evidencing the Repurchased Shares, duly endorsed for transfer to the Company and/or other purchasing shareholders, against payment to the Employee (or his or her heirs or legal representatives) by the Company and/or other purchasing shareholders of the Purchase Price for each Repurchased Share.

14.                               NOTICES. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

15.                               GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

APPLIED OPTOELECTRONICS, INC.

By:
Name:
Title:

ACCEPTED AND AGREED TO:

By:

By executing this Agreement, you acknowledge receipt of a copy of the Plan.